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                       Advanced Technical Products, Inc.
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                                    EXHIBIT A



SUBSIDIARY ACQUIRING SECURITIES                CLASSIFICATION
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Fleet National Bank                             Bank
Fleet Investment Advisors, Inc.                 Bank